Fourth Quarter & Full Year 2022 Highlights Local Rhythm Destin, FL

2Fourth Quarter & Full Year 2022 “Vacasa’s marketing stands out - and we don't have to do anything. Vacasa takes care of it all. Renting with Vacasa pays our mortgage and allows us to make upgrades to the home. Recently, we added a bathroom, which we were able to do with the money that we generated from renting.” - Laura J., Vacasa Homeowner in Martha's Vineyard, MA ”You just have to have somebody that cares, and I think the folks in the local Vacasa office do—and they've got the resources and infrastructure to do their work well. I’m a real believer in local management. If you don’t know the beach, then you probably can’t make it work. And Vacasa makes it work for us.” - Kevin W., Vacasa Homeowner in Santa Rosa Beach, FL

To Our Stakeholders, We are pleased to share an update on how we are positioning Vacasa for long-term success, review our fourth quarter financial results, and provide an outlook on 2023. Vacasa’s vacation rental management offering addresses a large and growing market opportunity in the United States, with more than 1.5 million whole homes listed on our major channel partners. Managing vacation homes is best done by combining outstanding people, robust processes, and innovative technology. Our scale as the largest vacation rental manager in the United States uniquely allows us to design and invest in technology-driven solutions, resulting in a differentiated experience to homeowners and guests. We also have the opportunity to learn from our scale. In the past year, we facilitated over six million nights sold, equating to nearly 1.5 million reservations. That means we have over a million opportunities each year to test, learn, and iterate on the best approach to pricing a reservation, cleaning a home, and interacting with guests. In order to capitalize on the opportunity ahead, we must execute across all facets of our business. Over the past few years, the team was operating in a hyper-growth environment, focused on facilitating record reservations and home growth on our platform. Today, we are operating in an environment that is more dynamic relative to the prior two record years. While we are optimistic about Vacasa’s long-term potential, we face challenges which are fixable, but not yet fixed. We must improve our efficiency and further develop our processes to deliver an unmatched experience for our homeowners and elevated hospitality for our guests. 3Fourth Quarter & Full Year 2022

We are refining our local market operations, individual sales approach, and product roadmap. We believe all of this work will further our competitive advantage, but it will take time. As a result, we expect that 2023 will be a transition year for Vacasa as we continue to strive for long-term, measured, profitable growth. Last November, we outlined our priorities which were: • ruthlessly prioritizing our business needs to drive profitable growth, • improving execution in local markets and customer support functions, • unlocking the potential of the individual sales approach, and • developing the right technology products. During the past four months, we have made progress against all four, but there is still work to do. Driving Profitable Growth In January, we undertook a significant workforce reduction. As we reviewed our business, we made the difficult decision to reduce our headcount by approximately 1,300 employees, representing about 17% of our workforce. On the corporate side, we reduced approximately 300 positions with the majority in our sales and marketing functions, as we reduced the number of sales executives and teams associated with our portfolio program. During the past two years, we ramped up our local market staff to stay ahead of the home and reservation growth we were experiencing. With the industry exiting this period of record growth, we also reduced approximately 1,000 field positions across the more than 500 destinations in which we operate. 4Fourth Quarter & Full Year 2022

5Fourth Quarter & Full Year 2022 Improving Execution in Local Markets We are focused on calibrating our staffing levels to business needs based on current levels of demand and number of homes under management and driving efficiencies in our local market operations, while continuing to deliver excellent service to our homeowners and guests. I’m pleased with the initial progress we’ve made on housekeeping and field operations, but we need to maintain the improvements as we head into our busier peak season. Unlocking the Potential of the Individual Sales Approach We are optimizing our direct sales model, using predominantly local sales representatives to bring individual homeowners onto our platform and prioritizing it over our portfolio home acquisition program. In February, I appointed T.J. Clark as the new Chief Commercial Officer to lead the sales team. T.J. held a similar role at Turnkey and will be responsible for improving our individual sales approach. The sales team went through significant changes over the last two years, including more than doubling in size. As we prioritize achieving profitability, we believe it makes sense to reevaluate all aspects of the sales process to optimize productivity and improve performance. In addition, we are also winding down our real estate brokerage services in the second quarter of this year, which generated about $20 million of Revenue and negligible profit in 2022. Local Rhythm Destin, FL

6Fourth Quarter & Full Year 2022 Developing our Technology In February, we welcomed Harish Naidu as the new Chief Product and Technology Officer. Harish has a strong technology background having spent more than 20 years at Microsoft and seven years at Accolade, a healthcare technology company. In the year ahead, our product and technology teams will largely be building and adding functionality to tools used to support internal teams and processes. We are highly focused on improving our execution across all facets of our business, and the right tools and products are instrumental in helping us achieve our operational goals while delivering a differentiated, superior service to homeowners and guests. Other Leadership Team Additions I’ve mentioned we welcomed T.J. Clark and Harish Naidu to the leadership team to help us execute across these four priorities. Additionally, we brought on Rebecca Boyden to serve as our Chief Legal Officer and Manu Sivanandam to serve as our Chief Marketing Officer. Each of these executives brings significant and directly relevant experience from across the technology and online travel landscapes, and we’re excited about the leadership team we’ve assembled. Local Rhythm Destin, FL

Fourth Quarter Financial Performance Review For the fourth quarter 2022, Gross Booking Value reached $416 million (up 10% year-over- year) driven by Nights Sold of 1.1 million (up 5% year-over-year) and Gross Booking Value per Night Sold of $363 (up 5% year-over-year). This drove Revenue of $218 million (up 14% year-over-year), ahead of the guidance of $195 million to $215 million we gave in November 2022. Net Loss was $302 million. Adjusted EBITDA was negative $49 million, above our guidance range of negative $75 million to negative $65 million. Our Adjusted EBITDA finished ahead of expectations due to a combination of better than anticipated Revenue and our ability to scale down local market resources to appropriate levels that matched guest demand faster than anticipated. We finished 2022 with approximately 44,000 homes on our platform, up 19 percent year- over-year. 7Fourth Quarter & Full Year 2022 Local Rhythm Destin, FL

Outlook While the overall travel industry remains strong, there is uncertainty within our vertical, whole homes in U.S. leisure markets, following two record years of traveler demand. While we expect average Gross Booking Value per home to decline year-over-year in 2023, we don’t have good visibility into the full year, especially into our seasonally strong second and third quarters. Second, the reduction in the size of our sales force and adjustments to the sales strategy will affect our home growth. Additionally, in the fourth quarter of 2022, we began to see an increase in the number of homes leaving our platform, or churn, which has persisted into 2023. We believe at least part of the elevated churn is due to homeowner rental income coming off of the record highs experienced over the past few years. Finally, while the initial progress on improving our local market operations has been positive, we need to build on that progress, especially during our peak season in the second and third quarters. 2023 Guidance We are focusing on executing across all facets of our business in 2023 and striving to achieve slight Adjusted EBITDA profitability for the year, while maintaining the quality of the homeowner and guest experience. Given our focus on profitability, we expect 2023 Revenue to decline a low-double digit to high-single digit percentage year-over-year, primarily driven by a projected reduction in Gross Booking Value per home versus last year, our reduced investment in our Portfolio Program, and the wind down of our real estate brokerage services. In addition, in 2022 we recognized $15 million in Revenue associated with the expiration of Future Stay Credits, which we do not expect to repeat in 2023. 8Fourth Quarter & Full Year 2022

Outlook (Continued) 2023 Guidance (continued) Excluding the headwind from the wind down of our real estate brokerage services and the effect of the 2022 Future Stay Credits, we expect 2023 Revenue to decline by a high single-digit to mid-single digit percentage year-over-year. This outlook is highly sensitive to changes in Gross Booking Value per Night Sold, Nights Sold, and the number of homes on our platform. Quarterly Guidance We expect first quarter Revenue to be in the range of $230 million to $240 million. However, we continue to see variability in booking patterns and continue to experience severe weather in our ski markets, which may impact these numbers. For Adjusted EBITDA, we would expect losses in the first quarter to be roughly similar in magnitude to the first quarter last year, excluding the $15 million benefit from Future Stay Credits recognized in 2022. We are making significant changes to our business during 2023, as we prioritize achieving profitability and position the business for long-term success. In addition, we are still adjusting to the emerging booking patterns, as the industry comes off two record years. These factors introduce significant uncertainty and make forecasting more challenging. As a result, we do not plan to provide explicit quarterly guidance for the remainder of the year. 9Fourth Quarter & Full Year 2022

Financial Discussion Gross Booking Value Gross Booking Value reached $416 million in the fourth quarter, up 10% year-over-year. Nights Sold of 1.1 million were up 5% year-over-year, driven by the addition of homes to the platform. Gross Booking Value per Night Sold reached $363 in the fourth quarter, up 5% year-over-year. Revenue Fourth-quarter Revenue was $218 million, an increase of 14% year-over-year, largely driven by growth in Nights Sold and Gross Booking Value per Night Sold. Cost of Revenue Cost of revenue, exclusive of depreciation and amortization, was $116 million, or 53% of Revenue, in the fourth quarter, compared to $108 million, or 56% of Revenue, in the year ago period. Operations and Support Operations and support expense was $68 million in the fourth quarter, or 31% of Revenue, compared to $54 million, or 28% of Revenue, in the year ago period. Excluding equity-based compensation and restructuring costs, operations and support expense was $66 million, or 30% of Revenue, in the fourth quarter, compared to $52 million, or 27% of Revenue, in the year ago period. Technology and Development Technology and development expense was $16 million in the fourth quarter, or 7% of Revenue, compared to $18 million, or 9% of Revenue, in the year ago period. Excluding equity-based compensation and restructuring costs, technology and development expense was $15 million, or 7% of Revenue, in the fourth quarter, compared to $15 million, or 8% of Revenue, in the year ago period. 10Fourth Quarter & Full Year 2022

Financial Discussion (continued) Sales and Marketing Sales and marketing expense was $50 million, or 23% of Revenue, in the fourth quarter, compared to $73 million, or 38% of Revenue, in the year ago period. Excluding equity- based compensation and restructuring costs, sales and marketing expense was $49 million, or 23% of Revenue, in the fourth quarter, compared to $66 million, or 34% of Revenue, in the year ago period. Sales and marketing expense as a percentage of Revenue fell year-over-year as we lap the large-scale brand advertising campaign we ran in the fourth quarter last year. General and Administrative General and administrative expense was $24 million, or 11% of Revenue, in the fourth quarter, compared to $29 million, or 15% of Revenue, in the year ago period. Excluding equity-based compensation, restructuring costs, and business combination costs, general and administrative expense was $21 million, or 9% of Revenue, in the fourth quarter, compared to $19 million, or 10% of Revenue, in the year ago period. The year- over-year growth of general and administrative expense is largely due to hiring to support the increasing scale of our business and the requirements associated with being a public company. Net Loss and Adjusted EBITDA Net Loss was $302 million in the fourth quarter compared to $118 million in the year ago period. Adjusted EBITDA was negative $49 million in the fourth quarter, compared to negative $68 million in the same year ago period. See “Use of Non-GAAP Financial Measures” for a discussion of Adjusted EBITDA, Non- GAAP cost of revenue, Non-GAAP operations and support expense, Non-GAAP technology and development expense, Non-GAAP sales and marketing expense and Non-GAAP general and administrative expense and “Reconciliations” for a reconciliation of each of the foregoing to the most directly comparable GAAP financial measure. 11Fourth Quarter & Full Year 2022

Financial Discussion (continued) Liquidity and Capital Resources For the year ended December 31, 2022, our net cash used in operating activities was $52 million, and we had capital expenditures of $19 million. We have $320 million of cash, cash equivalents, and restricted cash as of December 31, 2022. We also have $82 million of borrowing capacity under our $105 million revolver, with the difference due to outstanding letters of credit as of December 31, 2022. In addition, during the year ended December 31, 2022, we used $128 million of cash for business combinations. As we indicated in the Outlook section, we plan to significantly reduce our investment in the Portfolio Program during 2023. 12Fourth Quarter & Full Year 2022 Local Rhythm Destin, FL

Local Rhythm Destin, FL 13 Closing We will host an earnings call on March 14, 2023, at 2:00 p.m. PT / 5:00 p.m. ET. A link to the live webcast will be made available on Vacasa’s Investor Relations website at investors.vacasa.com. A replay of the webcast will be available for one year beginning approximately two hours after the close of the call. We’d like to thank our employees for their continued commitment to serving Vacasa’s homeowners and guests. We’d also like to thank our homeowners for trusting us with their homes. This is not a responsibility we take lightly. We look forward to updating you on our continued progress. Sincerely, Rob Greyber, CEO Jamie Cohen, CFO Fourth Quarter & Full Year 2022

Condensed Consolidated Statements of Operations

(in thousands, except per share data, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2022	2021	2022	2021
Revenue	$218,158	$192,104	$1,187,950	$889,058
Operating costs and expenses:				
Cost of revenue, exclusive of depreciation and amortization shown separately below(1)	116,397	108,298	564,373	440,753
Operations and support(1)	67,719	54,148	264,068	186,984
Technology and development(1)	15,851	17,774	68,344	48,709
Sales and marketing(1)	50,258	73,247	247,167	187,904
General and administrative(1)	24,138	29,163	107,624	88,835
Depreciation	5,030	4,389	21,706	17,110
Amortization of intangible assets	15,858	13,385	61,629	44,163
Impairment of goodwill	243,991	-	243,991	-
Total operating costs and expenses	539,242	300,404	1,578,902	1,014,458
Loss from operations	(321,084)	(108,300)	(390,952)	(125,400)
Interest income	771	4	1,991	36
Interest expense	(619)	(22,504)	(2,576)	(31,723)
Other income (expense), net	18,911	13,479	60,410	3,280
Loss before income taxes	(302,021)	(117,321)	(331,127)	(153,807)
Income tax benefit (expense)	51	(860)	(1,022)	(784)
Net Loss	($301,970)	($118,181)	($332,149)	($154,591)
Loss attributable to remeasurement of redeemable convertible preferred units	-	-	-	(426,101)
Net loss including remeasurement of redeemable convertible preferred units	(301,970)	(118,181)	(332,149)	(580,692)
Less: Net loss including remeasurement of redeemable convertible preferred units prior to Reverse Recapitalization	-	(92,926)	-	(555,437)
Less: Net loss attributable to redeemable noncontrolling interests	(138,787)	(12,558)	(154,251)	(12,558)
Net loss attributable to Class A Common Stockholders	($163,183)	($12,697)	($177,898)	($12,697)
Net loss per share of Class A Common Stock(2):				
Basic and diluted	($0.70)	($0.06)	($0.80)	($0.06)
Weighted-average shares of Class A Common Stock used to compute net loss per share(2):				
Basic and diluted	233,946	214,794	223,423	214,794

(1) Includes equity-based compensation expense as follows:				
Cost of revenue	$183	$113	$1,025	$113
Operations and support	1,086	2,488	5,931	2,574
Technology and development	461	2,543	5,733	3,032
Sales and marketing	678	7,223	5,554	8,270
General and administrative	3,402	9,338	15,927	12,989
Total equity-based compensation expense	$5,810	$21,705	$34,170	$26,978

(2) Basic and diluted net loss per share of Class A Common Stock is applicable only for periods subsequent to December 6, 2021, which was the closing date of our business combination with TPG Pace Solutions Corp.

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15Fourth Quarter & Full Year 2022 Condensed Consolidated Balance Sheets (in thousands, unaudited) As of December 31, As of December 31, 2022 2021 Assets Current assets: Cash and cash equivalents $157,810 $353,842 Restricted cash 161,850 165,294 Accounts receivable, net 17,204 48,989 Prepaid expenses and other current assets 44,499 19,325 Total current assets 381,363 587,450 Property and equipment, net 65,543 67,186 Intangible assets, net 214,851 216,499 Goodwill 585,205 754,506 Other long-term assets 58,622 11,269 Total assets $1,305,584 $1,636,910 Liabilities, Temporary Equity, and Equity (Deficit) Current liabilities: Accounts payable $35,383 $34,786 Funds payable to owners 228,758 214,301 Hospitality and sales taxes payable 52,217 46,958 Deferred revenue 124,969 107,252 Future stay credits 3,369 30,995 Accrued expenses and other current liabilities 85,833 71,833 Total current liabilities 530,529 506,125 Long-term debt, net of current portion 125 512 Other long-term liabilities 54,987 112,123 Total liabilities 585,641 618,760 Redeemable noncontrolling interests 306,943 1,770,096 Equity (Deficit): Class A Common Stock(1) 24 21 Class B Common Stock 20 21 Additional paid-in capital 1,355,139 - Accumulated deficit (942,185) (751,929) Accumulated other comprehensive loss 2 (59) Total equity (deficit) 413,000 (751,946) Total liabilities, temporary equity, and equity (deficit) $1,305,584 $1,636,910 (1) As of December 31, 2022, we had approximately 236.4 million shares of Class A Common Stock outstanding, which excludes up to approximately 225.1 million shares of Class A Common Stock issuable as of such date upon the redemption, exercise or exchange of certain securities as follows: • approximately 197.4 million shares of Class A Common Stock issuable upon the redemption of common units of Vacasa Holdings LLC (and the cancellation of an equal number of shares of Class B Common Stock in connection therewith); • approximately 7.5 million shares of Class A Common Stock issuable upon the vesting of restricted stock units and performance stock units; • approximately 6.4 million shares of Class A Common Stock issuable upon the exercise of stock appreciation rights and options; • approximately 3.5 million shares issuable under our employee stock purchase plan; • approximately 2.0 million additional shares of Class A Common Stock issuable upon the redemption of common units of Vacasa Holdings LLC following the satisfaction of certain time-based vesting requirements; and • up to approximately 8.2 million shares of Class A Common Stock issuable upon the conversion of shares of our Class G Common Stock.

16Fourth Quarter & Full Year 2022 Condensed Consolidated Statement of Cash Flows (in thousands, unaudited) Twelve Months Ended December 31, 2022 2021 Cash from operating activities: Net loss ($332,149) ($154,591) Adjustments to reconcile net loss to net cash provided by (used in) operating activities: Credit loss expense 5,409 4,689 Depreciation 21,706 17,110 Amortization of intangible assets 61,629 44,163 Impairment of goodwill 243,991 - Future stay credit breakage (15,993) - Reduction in the carrying amount of right-of-use assets 12,589 - Deferred income taxes (2,082) (55) Other gains and losses 2,186 77 Fair value adjustment on derivative liabilities (56,437) (2,889) Non-cash interest expense 216 27,496 Equity-based compensation expense 34,170 26,978 Change in operating assets and liabilities, net of assets acquired and liabilities assumed: Accounts receivable 83,152 35,400 Prepaid expenses and other assets (42,660) (6,178) Accounts payable (6,639) 8,288 Funds payable to owners (34,636) 40,199 Hospitality and sales taxes payable (3,430) 11,076 Deferred revenue and future stay credits (17,162) 3,576 Operating lease obligations (10,722) - Accrued expenses and other liabilities 4,955 7,926 Net cash provided by (used in) operating activities (51,907) 63,265 Cash from investing activities: Purchases of property and equipment (8,810) (5,853) Cash paid for internally developed software (9,821) (5,387) Cash paid for business combinations, net of cash and restricted cash acquired (89,544) (103,393) Net cash used in investing activities (108,175) (114,633) Cash from financing activities: Proceeds from Reverse Recapitalization, net - 302,638 Payments of Reverse Recapitalization costs (459) (7,937) Cash paid for business combinations (37,993) (13,647) Payments of long-term debt (250) (125) Proceeds from exercise of stock options 213 - Proceeds from Employee Stock Purchase Program 1,492 - Proceeds from borrowings on revolving credit facility 6,000 - Repayment of borrowings on revolving credit facility (6,000) - Repayment of financed insurance premiums (307) - Other financing activities (1,763) (1,318) Net cash provided by (used in) financing activities (39,067) 279,611 Effect of exchange rate fluctuations on cash, cash equivalents, and restricted cash (327) (119) Net increase (decrease) in cash, cash equivalents and restricted cash (199,476) 228,124 Cash, cash equivalents and restricted cash, beginning of period 519,136 291,012 Cash, cash equivalents and restricted cash, end of period $319,660 $519,136

Key Business Metrics

(In thousands, except GBV per Night Sold, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2022	2021	2022	2021
Gross Booking Value ("GBV")(1)	$415,629	$379,363	$2,555,195	$1,915,591
Nights Sold(2)	1,144	1,094	6,195	5,165
GBV per Night Sold(3)	$363	$347	$412	$371

(1) Gross Booking Value represents the dollar value of bookings from our distribution partners as well as those booked directly on our platform related to Nights Sold during the period and cancellation fees for bookings cancelled during the period (which may relate to bookings made during prior periods). GBV is inclusive of amounts charged to guests for rent, fees, and the estimated taxes paid by guests when we are responsible for collecting tax.

(2) Nights Sold is defined as the total number of nights stayed by guests on our platform in a given period.

(3) GBV per Night Sold represents the dollar value of each night stayed by guests on our platform in a given period. GBV per Night Sold reflects the pricing of rents, fees, and estimated taxes paid by guests.

Reconciliations of Non-GAAP Financial Measures

Adjusted EBITDA Reconciliation

(In thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2022	2021	2022	2021
Net Loss	($301,970)	($118,181)	($332,149)	($154,591)
Add back:				
Depreciation and amortization of intangible assets	20,888	17,774	83,335	61,273
Impairment of goodwill	243,991	-	243,991	-
Interest income	(771)	(4)	(1,991)	(36)
Interest expense	619	22,504	2,576	31,723
Other income (expense), net	(18,911)	(13,479)	(60,410)	(3,280)
Income tax benefit (expense)	(51)	860	1,022	784
Equity-based compensation	5,810	21,705	34,170	26,978
Business combination costs(1)	60	703	601	8,382
Restructuring costs(2)	1,379	1	1,379	250
Adjusted EBITDA	($48,956)	($68,117)	($27,476)	($28,517)

(1) Represents third-party costs associated with the strategic acquisition of TurnKey and third-party costs associated with our merger with TPG Pace Solutions Corp.

(2) For 2022, these costs are associated with a workforce reduction primarily in our corporate functions that occurred in the fourth quarter. For 2021, these costs represent a reorganization and workforce reductions in response to the COVID-19 pandemic and costs associated with the wind-down of a significant portion of our international operations.

Fourth Quarter & Full Year 2022 | 17

Reconciliations of Other Non-GAAP Financial Measures

(In thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2022	2021	2022	2021
Cost of revenue	$116,397	$108,298	$564,373	$440,753
Less: equity-based compensation	(183)	(113)	(1,025)	(113)
Less: restructuring[(1)]	(45)	-	(45)	-
Non-GAAP cost of revenue	$116,169	$108,185	$563,303	$440,640
Operations and support	$67,719	$54,148	$264,068	$186,984
Less: equity-based compensation	(1,086)	(2,488)	(5,931)	(2,574)
Less: restructuring[(1)]	(382)	-	(382)	-
Non-GAAP operations and support	$66,251	$51,660	$257,755	$184,410
Technology and development	$15,851	$17,774	$68,344	$48,709
Less: equity-based compensation	(461)	(2,543)	(5,733)	(3,032)
Less: restructuring[(1)]	(327)	-	(327)	-
Non-GAAP technology and development	$15,063	$15,231	$62,284	$45,677
Sales and marketing	$50,258	$73,247	$247,167	$187,904
Less: equity-based compensation	(678)	(7,223)	(5,554)	(8,270)
Less: restructuring[(1)]	(487)	-	(487)	-
Non-GAAP sales and marketing	$49,093	$66,024	$241,126	$179,634
General and administrative	$24,138	$29,163	$107,624	$88,835
Less: equity-based compensation	(3,402)	(9,338)	(15,927)	(12,989)
Less: business combination costs[(2)]	(60)	(703)	(601)	(8,382)
Less: restructuring[(1)]	(138)	(1)	(138)	(250)
Non-GAAP general and administrative	$20,538	$19,121	$90,958	$67,214

(1) For 2022, these costs are associated with a workforce reduction primarily in our corporate functions that occurred in the fourth quarter. For 2021, these costs represent a reorganization and workforce reductions in response to the COVID-19 pandemic and costs associated with the wind-down of a significant portion of our international operations.

(2) Represents third-party costs associated with the strategic acquisition of TurnKey, and third-party costs associated with our business combination with TPG Pace Solutions Corp.

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19 About Vacasa Vacasa is the leading vacation rental management platform in North America, transforming the vacation rental experience by integrating purpose-built technology with expert local and national teams. Homeowners enjoy earning significant incremental income on one of their most valuable assets, delivered by the company’s unmatched technology that is designed to adjust rates in real time to maximize revenue. Guests can relax comfortably in Vacasa’s 40,000+ homes across more than 500 destinations in the United States, Belize, Canada, Costa Rica, and Mexico, knowing that 24/7 support is just a phone call away. In addition to enabling guests to search, discover and book its properties on Vacasa.com and the Vacasa Guest App, Vacasa provides valuable, professionally managed inventory to top channel partners, including Airbnb, Booking.com and Vrbo. For more information, visit https://investors.vacasa.com. Fourth Quarter & Full Year 2022

Forward Looking Statements Certain statements made in this letter are considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward- looking statements reflect Vacasa’s current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from Vacasa’s expectations and projections. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: Vacasa’s ability to achieve profitability; Vacasa’s ability to manage and sustain its growth; Vacasa’s expectations regarding its financial performance, including its revenue, costs, and Adjusted EBITDA; Vacasa’s ability to attract and retain homeowners and guests; Vacasa’s ability to compete in its industry; Vacasa’s expectations regarding the resilience of its model, including in areas such as domestic travel, short-distance travel, and travel outside of top cities; the effects of seasonal trends on Vacasa’s results of operations; anticipated trends, developments, and challenges in Vacasa’s industry, business, and the highly competitive markets in which it operates; the sufficiency of its cash and cash equivalents to meet liquidity needs; the ongoing effects of the COVID-19 pandemic, including as a result of new strains or variants of the virus, on its business, the travel industry, travel trends, and the global economy generally; declines or disruptions to the travel and hospitality industries or general economic downturns; Vacasa’s ability to anticipate market needs or develop new or enhanced offerings and services to meet those needs; Vacasa’s ability to expand into new markets and businesses, expand its range of homeowner services, and pursue strategic acquisition and partnership opportunities; any future impairment of its long-lived assets or goodwill; Vacasa’s ability to manage expansion into international markets; Vacasa’s ability to stay in compliance with laws and regulations, including tax laws, that currently apply or may become applicable to its business both in the United States and internationally and its expectations regarding various laws and restrictions that relate to its business; Vacasa’s expectations regarding its tax liabilities and the adequacy of its reserves; Vacasa’s ability to effectively manage its growth, expand its infrastructure, and maintain its corporate culture; Vacasa’s ability to identify, recruit, and retain skilled personnel, including key members of senior management; the effects of labor shortages and increases in wage and labor costs in its industry; the safety, affordability, and convenience of its platform and its offerings; Vacasa’s ability to keep pace with technological and competitive developments; Vacasa’s ability to maintain and enhance brand awareness; Vacasa’s ability to successfully defend litigation brought against it and its ability to secure adequate insurance coverage to protect the business and its operations; Vacasa’s ability to make required payments under its credit agreement and to comply with the various requirements of its indebtedness; Vacasa’s ability to effectively manage its exposure to fluctuations in foreign currency exchange rates; the anticipated increase in expenses associated with being a public company; and Vacasa’s ability to maintain, protect, and enhance its intellectual property. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Vacasa’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Securities and Exchange Commission (the “SEC”) and its other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. 20Fourth Quarter & Full Year 2022

21Fourth Quarter & Full Year 2022 Use of Non-GAAP Financial Measures This letter includes Adjusted EBITDA, Non-GAAP cost of revenue, Non-GAAP operations and support expense, Non-GAAP technology and development expense, Non-GAAP sales and marketing expense and Non-GAAP general and administrative expense (collectively, the “Non-GAAP Financial Measures”), which are financial measures that are not defined by or presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Reconciliation of the Non-GAAP Financial Measures to their most directly comparable GAAP measure is contained in tabular format below. We use the Non-GAAP Financial Measures to evaluate our performance, identify trends, formulate financial projections, and make strategic decisions. Adjusted EBITDA is defined as net income (loss) excluding: (1) depreciation and acquisition-related items consisting of amortization of intangible assets and impairments of goodwill and intangible assets, if applicable; (2) interest income and expense; (3) any other income or expense not earned or incurred during our normal course of business; (4) any income tax benefit or expense; (5) equity-based compensation costs; (6) one-time costs related to strategic business combinations; and (7) restructuring costs. We calculate each of Non-GAAP costs of revenue, Non-GAAP operations and support expense, Non-GAAP technology and development expense, Non-GAAP sales and marketing expenses and Non-GAAP general and administrative expense by excluding, as applicable, the non-cash expenses arising from the grant of equity-based awards, one-time costs related to strategic business combinations, and restructuring costs. We believe these Non-GAAP Financial Measures, when taken together with their corresponding comparable GAAP financial measures, are useful for analysts and investors. These Non-GAAP Financial Measures allow for more meaningful comparisons of our performance by excluding items that are non-cash in nature or when the amount and timing of these items is unpredictable or one-time in nature, not driven by the performance of our core business operations and/or renders comparisons with prior periods less meaningful. The Non-GAAP Financial Measures have significant limitations as analytical tools, should be considered as supplemental in nature, and are not meant as a substitute for any financial information prepared in accordance with GAAP. We believe the Non-GAAP Financial Measures provide useful information to investors and others in understanding and evaluating our results of operations, are frequently used by these parties in evaluating companies in our industry, and provide useful measures for period-to-period comparisons of our business performance. Moreover, we present the Non-GAAP Financial Measures in this letter because they are key measurements used by our management internally to make operating decisions, including those related to analyzing operating expenses, evaluating performance, and performing strategic planning and annual budgeting. The Non-GAAP Financial Measures have significant limitations as analytical tools, including that: • these measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; • these measures do not reflect changes in, or cash requirements for, our working capital needs; • Adjusted EBITDA does not reflect the interest expense, or the cash required to service interest or principal payments, on our debt; • some of these measures exclude equity-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy; • Adjusted EBITDA and Non-GAAP general and administrative expense do not include one-time costs related to strategic business combinations; • these measures do not reflect costs related to restructuring programs; • these measures do not reflect our tax expense or the cash required to pay our taxes; and • with respect to Adjusted EBITDA, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and such measure does not reflect any cash requirements for such replacements. The Non-GAAP Financial Measures are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. These Non-GAAP Financial Measures should not be considered as substitutes for GAAP financial measures such as net income (loss), operating expenses or any other performance measures derived in accordance with GAAP. Also, in the future, we may incur expenses or charges such as those being adjusted in the calculation of these Non-GAAP Financial Measures. Our presentation of these Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items, and these non-GAAP Measures may be different from similarly titled metrics or measures presented by other companies. Our first quarter 2023 and full year 2023 guidance also includes Adjusted EBITDA. A reconciliation of the Company’s Adjusted EBITDA guidance to the most directly comparable GAAP financial measure cannot be provided without unreasonable efforts and is not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that are made for depreciation and amortization of intangible assets, equity-based compensation expense, business combination costs, restructuring charges and other adjustments reflected in our reconciliation of historical Adjusted EBITDA, the amounts of which could be material.

22Fourth Quarter & Full Year 2022 Key Business Metrics Definitions We collect key business metrics to assess our performance. Our key business metrics include Gross Booking Value (“GBV”), Nights Sold, and Gross Booking Value per Night Sold. GBV represents the dollar value of bookings from our distribution partners as well as those booked directly on our platform related to Nights Sold during the period and cancellation fees for bookings cancelled during the period (which may relate to bookings made during prior periods). GBV is inclusive of amounts charged to guests for rent, fees, and the estimated taxes paid by guests when we are responsible for collecting tax. Growth in GBV reflects our ability to attract homeowners through individual additions, portfolio transactions or strategic acquisitions, retain homeowners and guests, and optimize the availability and sale throughput of nights. Growth in GBV also reflects growth in Nights Sold and the pricing of rents, fees, and estimated taxes paid by guests. We define Nights Sold as the total number of nights stayed by guests on our platform in a given period. Nights Sold is a key measure of the scale and quality of homes on our platform and our ability to generate demand and manage yield on behalf of our homeowners. We experience seasonality in the number of Nights Sold. Typically, the second and third quarters of the year each have higher Nights Sold than the first and fourth quarters, as guests tend to travel during the peak travel season. GBV per Night Sold represents the dollar value of each night stayed by guests on our platform in a given period. GBV per Night Sold reflects the pricing of rents, fees, and estimated taxes paid by guests. There is a strong relationship between GBV and Nights Sold, and these two variables are managed in concert with one another.